UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     September 19, 2005

Argan, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-31756	13-1947195
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Church Street Suite 302 Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(301) 315-0027

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to RULE 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On September 19, 2005, Argan, Inc. (the "Company") revised its accounting treatment with regard to an investment made by MSR I SBIC, L.P. on January 28, 2005. The Company will also be recording a liability with regard to an agreement entered into with Kevin Thomas on January 28, 2005 with respect to debt subordination and related matters. This liability has been settled as a non-cash transaction by the issuance of the Company’s common stock. The Company has also corrected an error in the accounting for inventory and cost of goods sold in the three months ended April 30, 2005.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 19, 2005, senior management and the Audit Committee of the Board of Directors of the Company concluded that the Company's financial statements for the fiscal year ended January 31, 2005 and for the quarterly period ended April 30, 2005 should be restated, and that such previously filed financial statements should no longer be relied upon. The Company will be filing these restated financial statements as soon as practically possible and concurrently with the filing of its Quarterly Report for the interim period ended July 31, 2005.

The restatements relate to the Company's amendment of its accounting for an investment made by MSR I SBIC, L.P. (“MSR”) on January 28, 2005 (“Investment”) and for an agreement entered into with Kevin Thomas on January 28, 2005 with respect to debt subordination and related concessions (“Concessions”) given to Kevin Thomas in connection with consummating the agreement. The Company has also corrected an error in its accounting for inventory and cost of goods sold in the three months ended April 30, 2005.

Under the revised accounting for the Investment, a portion of the proceeds of the Investment will be accounted for as a liability for a derivative financial instrument related to the fair value being ascribed to the obligation of the Company to issue MSR additional shares under certain conditions. The derivative financial instrument is subject to adjustment for changes in fair value at the Company’s interim reporting period ended April 30, 2005 and at the July 31, 2005 settlement date for the final pricing of the derivative financial instrument. The fair value adjustment will be recorded as an increase in liability for the derivative financial instrument and as a charge to the Company’s other expenses and net income. The liability for the derivative financial instrument was settled as a non-cash transaction by the issuance of additional shares of the Company’s common stock on August 13, 2005.

Under the accounting for the Concessions, a derivative financial instrument will be recorded as a liability for the fair value ascribed to the obligations of the Company to issue Kevin Thomas additional shares under certain circumstances. A portion of the charge related to the liability for derivative financial instrument will be recorded as issuance cost for subordinated debt which will be amortized over the life of the subordinated debt and a portion of the charge will be recorded as compensation expense due to Kevin Thomas. The amortization for the charge for the loan commitment will increase the Company’s future interest expense through August 1, 2006, the maturity date of the note, and reduce net income. The charge for compensation to Kevin Thomas will increase other expense and decrease net income for the year ended January 31, 2005. The derivative financial instrument will be subject to adjustment for changes in fair value at the Company’s interim reporting period ended April 30, 2005 and at the July 31, 2005 settlement date for the final pricing of the derivative financial instrument. The fair value adjustment will be recorded as a increase in liability for the derivative financial instrument and as a charge to the Company’s other expenses and net income. The liability for the derivative financial instrument was settled as a non-cash transaction by the issuance of additional shares of the Company’s common stock on September 1, 2005.

The Company’s correction of an error in its accounting for inventory and cost of goods sold will increase the cost of goods sold, and reduce inventory and net income for the three months ended April 30, 2005.

On September 19, 2005, the Company's Audit Committee and senior management discussed the matters disclosed in this report with the Company's independent registered public accounting firm, Ernst & Young, LLP. On September 19, 2005, the Company determined to restate its financial statements as described above. The Company is working with its independent auditors to complete the restatements and will file its Form 10-QSB for the period ended July 31, 2005, together with the restated Form 10-KSB for the year ended January 31, 2005 and the restated Form 10-QSB for the period ended April 30, 2005 as soon as the restatements are complete.

Ernst & Young, LLP, the Company’s independent registered public accounting firm, has advised the Company that it has identified material weaknesses in internal controls over financial reporting in connection with the aforementioned restatements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argan, Inc.

September 20, 2005	By:	/s/ Rainer Bosselmann

Title: Chairman of the Board and Chief Executive Officer